Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 9, 2008 in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Noranda Aluminum Holding Corporation and Noranda Aluminum Acquisition Corporation for the registration of $740,000,000 of Senior Floating Rate Notes due 2015, $740,000,000 of Guarantees of the Senior Floating Rate Notes due 2015, and $385,000,000 of Senior Floating Rate Notes due 2014.

/s/ Ernst & Young LLP

Chartered Accountant

Licensed Public Accountant

Toronto, Canada

May 7, 2008